EXHIBIT 10.2
ANALOG DEVICES, INC.
AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
Amendment No. 1
     The Amended and Restated Deferred Compensation Plan (the “Plan”) of Analog Devices, Inc. is hereby amended as follows:
     Effective January 1, 2007, Section 4.2 of the Plan is hereby amended and restated in its entirety to read as follows:
     “4.2 Crediting Deferred Compensation and Company Contribution Amounts.
The amount of Compensation subject to a Deferral Election under Section 4.1 shall be credited by the Employer to the Participant’s Deferral Account periodically, the frequency of which will be determined in accordance with the Administrative Procedures. To the extent that the Employer is required to withhold any taxes or other amounts from a Participant’s deferred Compensation pursuant to any state, federal or local law, such amounts shall be withheld from the Participant’s compensation before such amounts are credited.
Effective January 1, 2007, for each deferral of Compensation following the completion by the Participant of one Year of Service, as defined in TIP, the Company shall credit the Company Contribution Account of each Participant, other than a non-employee Director, with an amount equal to (a) 8% of the amount of Compensation deferred or (b) if the Participant has elected to defer 100% of his or her Compensation, 8% of the total Compensation. For purposes of this paragraph, Compensation shall exclude Company bonus but shall include sales commissions.”
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Adopted by the Compensation Committee of the
Board of Directors on January 22, 2007.